Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 6 TO THE
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated March 5, 2008

AMENDMENT NO. 6 (this “Amendment”) TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT among Chesapeake Corporation, a Virginia corporation (the “U.S. Borrower”), Chesapeake U.K. Holdings Limited, Chesapeake U.K. Acquisitions plc, Boxmore International Limited, Chesapeake plc (formerly known as Field Group plc) (collectively, the “U.K. Borrowers”), the banks, financial institutions and other institutional lenders party to the Credit Agreement referred to below (collectively, the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, the U.S. Borrower, the U.K. Borrowers, the Lenders, the Administrative Agent, Bank of America, N.A. and Citicorp North America, Inc., as syndication agents, HSBC Bank plc, as documentation agent, Wachovia Capital Markets, LLC, as a co-lead arranger and the sole bookrunner, and Banc of America Securities LLC and Citicorp North America, Inc., as co-lead arrangers, have entered into a Second Amended and Restated Credit Agreement dated as of February 23, 2004, as amended by Amendment No. 1 dated as of June 10, 2004, Amendment No. 2 dated as of February 23, 2006, the Letter Waiver and Amendment No. 3 dated as of August 4, 2006, Amendment No. 4 dated as of June 18, 2007 and Amendment No. 5 dated as of January 18, 2008, but effective as of December 28, 2007 (as so amended, the “Credit Agreement;” capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend the Credit Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1. Amendments to Credit Agreement.  The Credit Agreement is, effective as of the date first above written and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a) The definition of “Amendment Period” contained in Section 1.1 is hereby amended and restated in its entirety to read as follows:

““Amendment Period” means the period commencing June 18, 2007 through (and including) the Termination Date.”

(b) The definition of “Applicable Margin” contained in Section 1.1 is hereby amended, (i) for the period commencing with the Sixth Amendment Effective Date, by deleting the pricing grid contained therein and substituting in lieu thereof the following pricing grid:

“Leverage Ratio	Applicable Margin for LIBO Rate Loans	Applicable Margin for Base Rate Loans
Greater than or equal to 4.50:1	4.50%	3.50%
Less than 4.50:1	2.25%	1.25%”
and (ii) by inserting the following language at the end of such definition:

“In the event that any financial statement or certificate delivered pursuant to Section 7.1.1 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrowers shall promptly deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the highest rate set forth on the pricing grid above were applicable for such Applicable Period, and (iii) the Borrowers shall promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.”

(c) Section 1.1 is hereby amended by inserting the following definition between the definition of “Applicable Margin” and “Assignee Lender” contained therein:

““Applicable Period” is defined in the definition of “Applicable Margin”.”

(d) Section 1.1 is hereby amended by deleting clause (c) in its entirety contained in the definition of “EBITDA” contained therein and substituting in lieu thereof the following clause (c):

“(c)  any non-recurring gains (and plus any non-recurring losses, including, in the case of Fiscal Year end 2008, costs related to the global cost savings program and consulting fees related to current process improvement projects in an amount not to exceed $20,000,000 in the aggregate) during such period.”

(e) The definition of “Loan Documents” contained in Section 1.1 is hereby amended by inserting therein immediately after the phrase “this Agreement” and immediately before the comma contained therein the following parenthetical:

“(including any documentation, agreements or other instruments entered into in order to effect the security interests contemplated in Section 7.1.14 or any amendments to this Agreement)”

(f) Section 1.1 is hereby amended by inserting the following definitions between the definitions of “Rate Protection Agreement” and “Refunded Swing Line Loans” contained therein:

““Refinancing” means the financing contemplated to be provided to the Borrowers and Non-U.S. Subsidiaries of the Borrowers by the Refinancing Lender providing for, among other things, the complete refinancing of the outstanding principal amount of the Loans and other Obligations under the Loan Documents, which refinancing is anticipated to close and fund on or prior to the Refinancing Trigger Date.”

““Refinancing Lender” means any lender heretofore or contemporaneously disclosed to the Administrative Agent that has contemplated providing the financing necessary to effect the Refinancing.”

““Refinancing Trigger Date” means March 31, 2008.”

(g) Section 1.1 is hereby amended by inserting the following definition between the definitions of “Security Agreement” and “Senior Leverage Ratio”:

““Security Period” has the meaning specified in Section 7.1.14.”

(h) Section 1.1 is hereby amended by inserting the following definitions between the definitions of “Significant Subsidiary” and “Solvent” contained therein:

““Sixth Amendment” means Amendment No. 6 to this Agreement dated as of March 5, 2008.”

““Sixth Amendment Effective Date” means the date on which all conditions to effectiveness set forth in Section 2 of the Sixth Amendment have been satisfied.”

(i) Section 3.1.1(f) is hereby amended and restated to read in its entirety as follows:

“Within three Business Days following the receipt by any of the Borrowers or any of their respective Subsidiaries of any Net Disposition Proceeds (other than Net Disposition Proceeds resulting from a Disposition of inventory and equipment in the ordinary course of business consistent with past practice), the applicable Borrower(s) shall deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds, and apply such Net Disposition Proceeds to the prepayment of the outstanding principal amount of the Loans in accordance with Section 3.1.2 (in the case of any prepayments resulting from a Disposition consummated after the Refinancing Trigger Date, with a corresponding permanent reduction in the amount of the Revolving Loan Commitments); provided, however, that, with respect to Net Disposition Proceeds not exceeding $1,000,000 in the aggregate from and after the Sixth Amendment Effective Date, no prepayment from Net Disposition Proceeds shall be required (and no corresponding reduction in the amount of the Revolving Loan Commitment shall be required) under this clause if such Borrower informs the Administrative Agent in writing no later than one Business Day following the receipt of such Net Disposition Proceeds of its or such Subsidiary’s good faith intention to apply such Net Disposition Proceeds to the purchase of reasonably related assets, and such Borrower or such Subsidiary in fact uses such Net Disposition Proceeds to purchase such assets or property within 180 days following the receipt of such Net Disposition Proceeds; provided, further, however that the amount of such Net Disposition Proceeds unused after such 180-day period shall be applied to the prepayment of the outstanding principal amount of the Loans (in the case of any prepayments resulting from a Disposition consummated after the Refinancing Trigger Date, with a corresponding permanent reduction in the amount of the Revolving Loan Commitments) in accordance with Section 3.1.2.  Notwithstanding anything to the contrary set forth in this Section 3.1.1(f), Net Disposition Proceeds resulting from a Disposition of the Crewe facility shall be applied in accordance Section 3.1.1(f) as in effect prior to the Sixth Amendment Effective Date.”

(j) Section 3.1.2(b) is hereby amended by inserting immediately before the period of the last sentence contained therein the following:

“; provided that any prepayment pursuant to Section 3.1.1(f) of the outstanding principal amount of Loans resulting from a Disposition consummated after the Refinancing Trigger Date shall result in a corresponding permanent reduction in the amount of the Revolving Loan Commitments irrespective of the Leverage Ratio in effect after giving effect thereto”

(k) Section 7.1 is hereby amended by inserting after Section 7.1.12 contained therein the following covenants:

“Section 7.1.13  Due Diligence and Commitment Letter.  The Borrowers shall (a) use commercially reasonable efforts to deliver to the Administrative Agent, promptly following the receipt thereof, any appraisals, due diligence reports or other materials (in their respective final form, inclusive of all amendments and supplements thereto) prepared by, or provided by third party professionals to, the Refinancing Lender or any of its Affiliates in connection with its due diligence in respect of the Refinancing; provided that in the event the Borrowers are unable to provide the foregoing due to limitations imposed by the Refinancing Lender, then (i) the Borrowers shall promptly deliver to the Administrative Agent any equivalent reports and appraisals in their possession and (ii) to the extent necessary to effect the security interests contemplated in Section 7.1.14, reimburse the Administrative Agent for reasonable and actual costs and expenses of third party professionals retained by the Administrative Agent to conduct any of the due diligence referred to in this clause (a), but only to the extent such reports and appraisals are not received from the Borrowers pursuant to the forgoing clause (i) and (b) deliver to the Administrative Agent, promptly following the receipt thereof, the commitment letter (including related term sheets and other attachments) setting forth the commitment of the Refinancing Lender and/or any its Affiliates to arrange or underwrite the financing necessary to consummate the Refinancing.

Section 7.1.14  Additional Collateral.   (a)  Forty-five (45) days (or at such later date, if any, as the Administrative Agent may agree in its sole discretion) following the earlier of (a) failure to consummate the Refinancing by the Refinancing Trigger Date and (b) delivery of written notice from the Borrowers that the Refinancing Lender does not intend to, or will not, consummate the Refinancing (it being understood that the Borrowers hereby agree to give such notice promptly after it receives notice, or has actual knowledge, thereof from the Refinancing Lender) (the “Security Period”), the Borrowers shall deliver, or cause any applicable Subsidiaries to deliver, to the Administrative Agent any and all collateral and security documentation, financing statements or other public filings, agreements and other instruments required under applicable law (or as may be reasonably requested by the Administrative Agent) in order to effect security interests and charges in favor of the Administrative Agent of all, or substantially all, of the assets of the U.K. and European Subsidiaries of the Borrowers with at least the same scope of coverage and priority as contemplated to be granted in connection with the Refinancing, and, in any event, provided to the Administrative Agent, for the benefit of the Lenders, with a first priority Lien and free and clear of all other Liens except as otherwise permitted under this Agreement (with limited exceptions to be agreed in the event that the cost or complication to effect the security interests contemplated herein exceed the benefits afforded thereby, as determined in the reasonable discretion of the Administrative Agent).

(b)            If, prior to the expiration of the Security Period, the Borrowers (i) formally propose to the trustees of the Field Group Pension Plan a revision to the Recovery Plan in place for that Scheme under section 226 Pensions Act 2004, (ii) fail to make any payment due under the Schedule of Contributions in place for that Scheme under section 227 Pensions Act 2004 or (iii) make an application under the Pensions Regulator's clearance process in connection with the Refinancing, then, in each case, contemporaneously therewith the Borrowers shall make an application under the Pensions Regulator's clearance process seeking confirmation that the Pensions Regulator will not use its anti-avoidance powers under Pensions Act 2004 as a result of the granting of the security interests contemplated in the foregoing clause (a) in favor of the Administrative Agent.

(c)           Following the Sixth Amendment Effective Date, the Borrowers shall notify, and to the extent available provide written copies thereof to, the Administrative Agent of (i) any writings and material discussions or other communications received from, or provided to, the Pensions Regulator and/or trustees of the Field Group Pension Plan and (ii) any requests and/or requirements established, or made, by any Refinancing Lender in connection with any Refinancing, in each case, in respect of the Field Group Pension Plan or the Pension Regulator’s clearance process,  promptly following the receipt, or making of, any of the foregoing referred to in clause (i) and clause (ii).

Section 7.1.15  Monthly Financial Statements.  In the event the Borrowers fail to consummate the Refinancing by the Refinancing Trigger Date, then, for each month thereafter (commencing with the month of April 2008), as soon as available and in any event within twenty (20) days after the end of each such month, the Borrowers will furnish, or cause to be furnished, to the Administrative Agent (with sufficient copies for each Lender) an unaudited consolidated and consolidating balance sheet of the U.S. Borrower and its Subsidiaries as of the end of such month and consolidated statements of income and cash flow of the U.S. Borrower and its Subsidiaries for such month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, and including (in each case), in comparative form the figures for the corresponding month in, and year to date portion of, the immediately preceding Fiscal Year, certified by the chief financial or accounting Authorized Officer (including the treasurer) of the U.S. Borrower to present fairly, complete and correct in all material respects the financial condition of the U.S. Borrower, subject to the same type of adjustments made in connection with the delivery to the Administrative Agent of the internally prepared quarterly financial statements and other normal year-end adjustments.”

(l) Section 7.2.2 is hereby amended by deleting in its entirety clause (i) contained therein and substituting in lieu thereof “(i) [reserved]”;

(m) Section 7.2.2(j) is hereby amended by inserting the following parenthetical immediately after the “$30,000,000” contained therein:

“(but in the case any Indebtedness incurred after the Sixth Amendment Effective Date, no more than $5,000,000 in the aggregate at any time outstanding)”

(n) Section 7.2.3(k) is hereby amended by inserting the following parenthetical immediately after the “$30,000,000” contained therein:

“(but in the case any Liens securing Indebtedness incurred after the Sixth Amendment Effective Date, no more than $5,000,000 in the aggregate)”

(o) Section 7.2.4(a) is hereby amended and restated in its entirety, for the period commencing with the Sixth Amendment Effective Date, to read as follows:

“(a) the Borrowers will not permit the Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio

The fourth Fiscal Quarter of 2007	5.30:1

Beginning of the first Fiscal Quarter of 2008 through (and including) the end of the second Fiscal Quarter of 2008	6.25:1

The third Fiscal Quarter of 2008	6.25:1

Beginning of the fourth Fiscal Quarter of 2008 and thereafter	5:50:1”

(p) Section 7.2.4(c) is hereby amended and restated in its entirety, for the period commencing with the Sixth Amendment Effective Date, to read as follows:

“(c) the Borrowers will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Period	Interest Coverage Ratio

The fourth Fiscal Quarter of 2007	2.15:1

Beginning of the first Fiscal Quarter of 2008 through (and including) the end of the second Fiscal Quarter of 2008	1.65:1

Beginning of the third Fiscal Quarter of 2008 and thereafter	1.75:1”

(q) Section 7.2.4(d) is hereby amended by deleting the dollar amount “$65,000,000” contained therein and substituting in lieu thereof the dollar amount “$50,000,000”.

(r) Section 7.2.9(b) is hereby amended and restated in its entirety, for the period commencing with the effective date of this Amendment, to read as follows:

“(b)  a Disposition of assets or a series of related Dispositions of assets (other than with respect to a Disposition of the Crewe facility of the Borrowers) for fair value in cash as to which the aggregate sale price does not exceed $10,000,000 for all such Dispositions since the Sixth Amendment Effective Date; provided that in any event the Net Disposition Proceeds from the Disposition of assets pursuant to this clause (b) shall have been applied in accordance with clause (f) of Section 3.1.1 (in the case of any prepayments resulting from a Disposition consummated after the Refinancing Trigger Date, with a corresponding permanent reduction in the amount of the Revolving Loan Commitments to the extent required thereby) and in accordance with Section 3.1.2.”

(s) Section 8.1.3 is hereby amended by deleting the “or” appearing immediately before “7.1.9” contained therein and substituting in lieu thereof a comma and inserting “, 7.1.13 or 7.1.14” therein immediately after “7.1.9” and immediately before “or Section 7.2” contained therein.

(t) Article X is hereby amended by deleting in its entirety Section 10.5 contained therein and substituting in lieu thereof “Section 10.5 Reserved.”.

SECTION 2. Conditions of Effectiveness.  This Amendment shall be effective as of the date first above written when, and only when, (a) the U.S. Borrower shall have paid, on or before March 5, 2008, to the Administrative Agent for the ratable account and benefit of each Lender executing this Amendment on or before 5:00 p.m. Eastern time on March 5, 2008, a fee equal to 0.25% of the Total Exposure Amount of each such Lender and (b) the Administrative Agent shall have received, on or before March 5, 2008, the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender, in form and substance satisfactory to the Administrative Agent:

(i) Counterparts of this Amendment executed by each Borrower, each Subsidiary Guarantor and the Required Lenders or, as to any of the Required Lenders, advice satisfactory to the Administrative Agent that such Required Lender has executed this Amendment;

(ii) Counterparts of the Consent and Confirmation attached hereto executed by each Subsidiary Guarantor;

(iii) Evidence reasonably satisfactory to the Administrative Agent that any and all expenses of counsel to the Administrative Agent outstanding since the date of its last invoice as well as all expenses in connection with this Amendment shall have been paid in full in accordance with Section 10.3 of the Credit Agreement; and

(iv) A certificate signed by a duly authorized officer of each Borrower stating that:

(A) All representations and warranties made by such Borrower in Section 3 hereof and in the Credit Agreement (as amended hereby) and the other Loan Documents are true and correct in all material respects as of the date hereof as if made on the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(B) after giving effect to the amendments contemplated by Section 1 above, no Default shall have occurred and be continuing.

SECTION 3. Representations and Warranties of the Borrowers.  Each Borrower represents and warrants as follows:

(a) Such Borrower and each Subsidiary Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The execution, delivery and performance by such Borrower of this Amendment and the Loan Documents, as amended hereby, and by each Subsidiary Guarantor of the Consent and Confirmation attached hereto, are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not result in a default under or contravene any such Person’s Organic Documents.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by such Borrower of this Amendment or any of the Loan Documents, as amended hereby, to which it is or is to be a party, or by each Subsidiary Guarantor of the Consent and Confirmation attached hereto.

(d) This Amendment has been duly executed and delivered by such Borrower, and the Consent and Confirmation attached hereto has been duly executed and delivered by each Subsidiary Guarantor.  This Amendment and each of the other Loan Documents, as amended hereby, to which such Borrower is a party, and the Consent and Confirmation attached hereto, are legal, valid and binding obligations of such Borrower or such Subsidiary Guarantor, as applicable, enforceable against such entity in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity).

SECTION 4. Reference to and Effect on the Loan Documents.  (a)  On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement (including, without limitation, the guarantees by the Borrowers set forth in Section 4.10 thereof), the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 5. Costs and Expenses.  The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent (including, Shearman and Sterling LLP and Wragge & Co LLP)) in accordance with the terms of Section 10.3 of the Credit Agreement.

SECTION 6. Covenant to Retain Financial Advisors.

(a) The Borrowers hereby acknowledge and agree that if the Borrowers fail to consummate the Refinancing prior to the Refinancing Trigger Date, the Administrative Agent shall retain, on behalf of the Lenders, a third party financial advisor (the “Financial Advisor”) to review the current business plan of the Borrowers and other financial information necessary in connection therewith and advise the Administrative Agent and the Lenders in connection therewith.  In connection with the foregoing, the Borrowers hereby acknowledge and agree to (i) upon reasonable prior notice from the Administrative Agent to the U.S. Borrower, provide the Financial Advisor with commercially reasonable access to all books and records and other reasonably related documents and facilities of the Borrowers and their respective Subsidiaries as well as all reasonable access to affiliates of the Borrowers and their respective Subsidiaries to discuss such plan and (ii) deliver to the Financial Advisor all written information and reports as reasonably requested by the Financial Advisor within a reasonable time after such request.  Following the Refinancing Trigger Date, the Administrative Agent may request that the Financial Advisor, or another third party financial advisor retained in lieu of the Financial Advisor, review financial, cash flow, cash position and performance reports and other information of the Borrower as well as carryout such other services as may be reasonably related thereto.

(b) The Borrowers acknowledge and agree to pay on demand all actual and reasonable costs and expenses of the Administrative Agent and the Financial Advisor (or another third party financial advisor retained in lieu of the Financial Advisor) incurred in connection with the performance of services described in the foregoing clause (a).

(c) In the event that the Borrowers fail to perform any of the obligations set forth in this Section 6, such failure shall be deemed to be an Event of Default in accordance with Article VIII of the Credit Agreement.

SECTION 7. Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8. Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHESAPEAKE CORPORATION

By /s./ Joel K. Mostrom
Name: Joel K Mostrom
Title: Executive Vice President & Chief Financial Officer

CHESAPEAKE U.K. HOLDINGS LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE U.K. ACQUISITIONS PLC

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

BOXMORE INTERNATIONAL LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE PLC (FORMERLY KNOWN AS
FIELD GROUP PLC)

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

Agreed as of the date first above written:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender and Administrative Agent

By /s/ Jill W. Akre
Name: Jill W. Akre
Title: Managing Director

CONSENT AND CONFIRMATION

Dated as of March 5, 2008

Each of the undersigned hereby consents to the foregoing Amendment and hereby (a) confirms and agrees that notwithstanding the effectiveness of such Amendment, each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment, (b) confirms and agrees that the pledge and security interest in the Collateral granted by it pursuant to the Collateral Documents to which it is a party shall continue in full force and effect, and (c) acknowledges and agrees that such pledge and security interest in the Collateral granted by it pursuant to such Collateral Documents shall continue to secure the Obligations purported to be secured thereby, as amended or otherwise affected hereby.

This Consent and Confirmation shall be governed by, and construed in accordance with, the laws of the State of New York.  Each of the undersigned hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, New York county and the courts of the United States of America located in the Southern District of New York and hereby agrees that any legal action, suit or proceeding arising out of or relating to the foregoing Amendment and this Consent and Confirmation may be brought against them in any such courts.  This Consent and Confirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Consent and Confirmation by telecopier shall be effective as delivery of a manually executed counterpart of this Consent and Confirmation.

CARY ST. COMPANY

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE DISPLAY AND PACKAGING COMPANY

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

CHESAPEAKE FOREST PRODUCTS LLC

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

CHESAPEAKE INTERNATIONAL HOLDING COMPANY

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

DELMARVA PROPERTIES, INC.

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

CHESAPEAKE PRINTING AND PACKAGING COMPANY

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

STONEHOUSE INC.

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

WTM I COMPANY

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Vice President